UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2016

BANCORP OF NEW JERSEY, INC.

(Exact name of registrant as specified in its charter)

NEW JERSEY	001-34089	20-8444387
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1365 Palisade Ave, Fort Lee, New Jersey  07024

(Address of principal executive offices) (Zip code)

(201) 944-8600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐          Written communications pursuant to Rule 425 under the Securities Act

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 26, 2016, Bancorp of New Jersey, Inc. (the “Company”) adopted a severance policy to provide separation benefits to certain employees who are separated from service involuntarily, and approved the participation of Matthew Levinson, Senior Vice President and Chief Financial Officer, in such severance policy.  Any active employee designated by the Company and who is not party to any written agreement which expressly provides for severance benefits is eligible for participation in the policy.

Under the policy, a participant will be eligible for severance benefits if he or she has a separation from service other than by the Company for cause or his or her own resignation from service for any reason.

The amount of benefits to which a participant may be entitled depends on the applicable class in which he or she participates and whether or not the separation from service occurs within three months after a change in control of the Company.  As a participant, Mr. Levinson’s is eligible for twelve (12) months of cash severance, as well as subsidized COBRA health care continuation coverage equal to the Company-paid portion for active employees for twelve months, without regard to any change in control of the Company.  Subject to compliance with any applicable tax requirements, all cash severance payments will be paid in installments over the applicable benefit period pursuant to the Company’s standard payroll practices.

All benefits payable under the severance policy are conditioned on a customary release of claims and return of all Company property.  The Company reserves the right to amend the severance policy, in whole or in part, or discontinue or terminate the severance policy at any time.

The foregoing description of the severance policy is qualified in its entirety by reference to the text of the severance policy, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

The following exhibits are filed with this Form 8-K:

Exhibit No.	Description
10.1	Bancorp of New Jersey, Inc. Severance Policy

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANCORP OF NEW JERSEY, INC.

Date: July 27, 2016	By:	Nancy E. Graves
Nancy E. Graves
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Bancorp of New Jersey, Inc. Severance Policy